Exhibit 99.2

TRANSCRIPT
TWMC - Q1 2011 Trans World Entertainment Corp Earnings Conference Call
Date: May 19, 2011

CORPORATE PARTICIPANTS
Bob Higgins
Trans World Entertainment Corp. - Chairman and CEO
John Sullivan
Trans World Entertainment Corp. - EVP, CFO and Secretary

CONFERENCE CALL PARTICIPANTS
Brendan McMillan
- Analyst

TRANSCRIPT
Operator

Good day, ladies and gentlemen. Welcome to the Trans World Entertainment first quarter 2011 conference call. At this time, all participants are in a listen-only mode. Later, we’ll have a question-and-answer session, and instructions will be given at that time. (Operator Instructions) As a reminder, this conference call is being recorded. I would like to introduce your host for today’s call, Mr. Bob Higgins, Chairman and CEO. You may begin.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Thank you, Duranda. Good morning. On the call is with me is Mike Honeyman, our President and Chief Operating Officer, and John Sullivan, Our Chief Financial Officer. Thank you for joining us as we discuss our first quarter results. We’ll take questions following our comments.

During the quarter, we achieved positive EBITDA, which marked our best first quarter EBITDA performance since 2005. During the fourth quarter of last year, which is our highest volume sales quarter, we improved EBITDA year-over-year by $11 million. I am pleased to report that we followed that performance by improving this year’s EBITDA by $7.8 million to be a positive EBITDA of $36,000 compared to an EBITDA loss of $7.8 million last year. Total sales in the first quarter decreased 16% to $131.5 million as we operated 18% fewer stores. Comp store sales decreased 2% compared to last year.

Now let me touch on our performance by category. Video comp sales decreased by 5%. Comp sales in our top 50 SKUs decreased 39% during the quarter due to the strength of new releases last year, which included Avatar and New Moon. Our comp sales excluding top 50 increased 3%, demonstrating the underlying strength of our core catalog business. Video represented 42% of our business, down from 45% last year. For the quarter on an industry-wide basis, video sales were down 20%.

Music comp sales declined 3%. Comp sales in our top 50 SKUs decreased 13% in the quarter. Similar to our comp sales in video, our comp sales excluding the top 50 increased 3%, demonstrating the strength of our core catalog business. The music category represented 37% of our business for the quarter, compared to 36% last year. For the quarter on an industry-wide basis, physical CD sales were down 6%.

Electronics comp store sales increased 15%. Electronics sales represent 9% of our total business, compared to 7% last year.

Trend comparable store sales increased 8%. Trend product represented 7% of our business in the quarter, up from 6% last year.

Video games comp store sales were down 10% for the quarter. Last year at this time, we were liquidating games in stores that had games removed from their assortment. We now have games at 121stores, which represent 27% of our chain. Comp sales in these 121 go-forward stores were flat to last year in the game category. Game sales represent 5% of our business as compared to 6% last year.

John will now take you through the financial highlights for the quarter. John?

John Sullivan - Trans World Entertainment Corp. - EVP, CFO and Secretary
Thank you, Bob. Good morning. Our net loss for the quarter was $2.5 million or $0.08 per share. That’s a 78% improvement over last year’s net loss of $11.4 million or $0.36 per share.

Exhibit 99.2

As Bob mentioned, EBITDA was a positive $36,000 in the quarter versus an EBITDA loss of $7.8 million last year, which is the best first-quarter performance on EBITDA since 2005.

Our gross margin rate for the quarter increased 380 basis points to 36.7% of sales from 32.9% last year. The increase in gross profit as a percentage of sales was due to higher margin rates across all our product categories and the leveraging of our distribution and freight costs due to the closing of a distribution facility in Carson, California, last year.

SG&A expenses were $48.3 million, a reduction of 18.6% on a total sales decline of 16%, resulting in a decrease as a percentage of sales to 36.7% this year from 37.9% last year. The decrease in SG&A was driven by the closing of underperforming stores and continued focus on effective expense management.

Net interest expense was $832,000 in the quarter, versus $688,000 last year. The increase is primarily due to the amortization of commitment fees related to the three-year extension we signed in April of 2010. In addition, interest expense also increased due to a 55-basis point increase in our unused loan commitment fee.

The Company did not require any borrowings under its line of credit during this year’s first quarter, and we ended the quarter without any borrowings outstanding under the line of credit and a cash balance of $29.7 million compared to $21.3 million last year.

Year-over-year, we have lowered our inventory by $35 million, and our quarter-end inventory position was $218 million versus last year’s $251 million. On a per-square-foot basis, this is $74 a foot versus $69 a foot last year.

During the quarter, we closed 17 stores in and opened one new store. We ended the quarter with 444 stores and 3 million square feet in operation versus last year’s 544 stores and 3.6 million square feet.

Now, I will turn it back over to Bob.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Thank you, John. We are encouraged by our first quarter results. We posted our best first-quarter performance since 2005. We improved our net loss over last year by $8.9 million. As mentioned earlier, this followed the most profitable fourth quarter in 4 years.

As we discussed in our year-end call, 2011 is a year for us to improve our performance on a per-store basis through capitalizing on the foundation that we have built to deliver better value to our customers, control expenses, and drive additional bottom-line contribution. At that time, we committed to aggressively seizing opportunities to improve our operating results, evaluating all aspects of our business by challenging each and every component of our business to improve and become more efficient, while at the same time, we are committed to investing in people, technology, and merchandise to support our future.

While working to improve our results, we continue to focus on the management of inventory and cash to provide the needed capital as we work through our transition. We made progress on achieving these initiatives in the first quarter.

The 2% comp decrease was encouraging because of the tough comparisons from last year’s first quarter. We were able to partially offset a decline in our largest category, video, which was up against two blockbuster releases with comp increases in our video and music core catalog, coupled with strong comp increases in both electronics and trend. Combined electronics and trend now represent 16% of our business as compared to 13% last year.

Our gross margin as a percentage of sales improved significantly over last year as we improved our margin rate across all categories. We continue to streamline operations, improve processes, and reduce expenses, as demonstrated by the continual leveraging of our SG&A expenses during the first quarter. We have made significant progress in the first quarter, but we still have a lot to accomplish this year. We’re moving in the right direction and look forward to the remainder of 2011.

Now, Duranda, I would like to open up the call for any questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions) The first question is from Brendan McMillan. Your line is open.

Exhibit 99.2

Brendan McMillan — Analyst

Yes. Hi. Bob, I guess a couple of things. First of all, you all went through the comp— categories pretty quickly. I will go back and listen to that later. Could you just - other than the electronics and trend improvement as a percentage, how are you all able to keep comps at just down 2%? Was that the primary offset to the video decrease year-over-year, or what really drove the improvement?

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Well, really, we kept the comps very reasonable considering the releases last year in video, and we did that with the core catalog. And we went after that business and did very well in it in both music and video. That is what really— because those two categories are such a big percentage of the business. We did do well in the electronics and the trend also, and that helped with the comps, the negative comps.

Brendan McMillan— Analyst
Okay, I’m sorry, the actual comps in the categories, the music comp was negative 13%, is that right?

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO
No, there was negative 13 in the top 50.

Brendan McMillan — Analyst
Okay.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO
And it was —

John Sullivan - Trans World Entertainment Corp. - EVP, CFO and Secretary
Overall, it was down 3%.

Brendan McMillan — Analyst
Okay.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO
It was down 3% overall. And that was really driven — well, really, we had the “Avatar” and “New Moon” last year, which “Avatar” was the biggest Blu-ray release of the year last year, for the year.

Brendan McMillan — Analyst
Right.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO
So we withstood that fairly well.

Brendan McMillan — Analyst
Okay. Great. What was the video overall down?

John Sullivan - Trans World Entertainment Corp. - EVP, CFO and Secretary
Down 5%.

Brendan McMillan — Analyst
5%?

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO
Yes.

Brendan McMillan — Analyst

Okay. Great. Thank you. And the other question was Bob, you said on your — you said on the last call, sort of your sign off at the end of the call was you felt confidence about continuing to improve the performance, and obviously, you have done so this quarter, and had a good fourth quarter as well. But can you just talk a little bit about why you’re feeling some confidence in things? There’s not a lot of people outside of these Industries who would look at them and feel that confidence. I know you all have been searching for other categories to try and drive positive comps and try and use some of the space from the exit of other product categories. Could you just talk a little bit about where your confidence is coming from and maybe just give a little bit of visibility also on what you all doing in electronics and trend and what you are going to plan to do going forward?

Exhibit 99.2

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Yes. As far as the core business of music and video, there is no question that some of our major competitors have scaled back on the selection of merchandise they have. They still have the new releases and the top 50, but many of them are cut back on their catalog selection, and we think we’re benefiting from that for sure. And as far as the trend merchandise, we did very well with Justin Bieber and it continued into May with the release of the video. We would be considered, I think, Justin Bieber headquarters, and we do very well with that in the trend category, and that is done well for us. And in the electronic category, our focus has been on the headphones and some other smaller accessories for the iPods and so forth and have done very well in those categories.

As far as from expense point of view, we’re looking at every part of the business and making sure that we do adjust expenses from the field level to right size it for the number of stores we have, and at the home office doing the same thing. And that has been a very successful program. Now, we’re looking at every expense item and making sure that it’s an item that doesn’t need to be challenged. In other words, we’re challenging every expense item in the Company, and we’re having good progress with that.

Brendan McMillan — Analyst

Okay. I guess generally speaking from a strategic point of view, there’s — in the categories like trend and maybe to some extent in electronics, I can’t lay out what your product strategy is, but can you talk a little about your overall strategy for the stores?

Anything that is changing over the next year, and maybe your sense of the right direction and a continuation of— where square footage is going to go, what categories, and any thoughts you have about overall direction and strategy?

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Yes. First of all, I think one of the key things — we felt last year, we did not do a good job in the visual presentation at the stores. That is something we have started improvement on. We still don’t have at the level we have them at, but they will be no later than the third quarter for sure, and it’ll be taking place in the second quarter. The general look of the store will be very much improved.

As far as the layout by product area, our plan is to maintain the inventory selection in DVD, Blu-ray, and music, and continue to offer the selection in those as well as have very strong promotions around those categories. As far as the electronic and the trend, we will just focus on those areas that we do well on and expand in the areas that we do well on, and make sure we don’t get into some things that we don’t know anything about. We’ll be doing some experimenting like — visiting our stores, you’ll see we put in great t-shirt departments, and they’re doing well.

Brendan McMillan — Analyst
Okay. Appreciate it. Thank you.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO
Thank you.

Operator
(Operator Instructions) I’m not showing any questions at this time, sir.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Okay, so we will conclude the call. I would like to take this opportunity to thank all of our associates, vendors, and customers, and we look forward to talking to you about our second-quarter results on August 18. Thank you very much for your time today.

Thank you, Duranda, for your time, also.